The Prudential Series Fund, Inc.
For the fiscal period ended 12/31/2007
File number 811-03623

                                  SUB-ITEM 77D
                  Policies With Respect to Security Investment


                           The Prudential Series Fund

                        Supplement dated October 16, 2007
   to the Prospectus and Statement of Additional Information dated May 1, 2007

                  ____________________________________________

High Yield Bond Portfolio

Richard Burns has been replaced by Robert Spano as the Portfolio Manager on this portfolio. All references and information pertaining to Mr. Burns are hereby deleted. Robert Spano is a Portfolio Manager for the Portfolio.

To reflect the addition of Mr. Spano, the indicated sections of the Prospectus and SAI are supplemented as set forth below.

The section of the Prospectus entitled "How the Fund is Managed - Portfolio Managers" is supplemented by adding the following information pertaining to Mr.
Spano:

     Robert Spano, CFA, CPA , is a Principal and high yield sector portfolio manager for the High Yield Bond Team. Previously, he was a high yield credit analyst for 10 years in the Credit Research Unit, covering the health, lodging, consumer, gaming, restaurant, and chemical industries. Earlier, Mr. Spano worked as an investment analyst in the Project Finance Unit of Prudential's private placement group. He also held positions in the internal audit and risk management units of Prudential Securities. Mr. Spano received a BS in Accounting from the University of Delaware and an MBA from New York University. He holds the Chartered Financial Analyst
     (CFA) and Certified Public Accountant (CPA) designations.

The section of Part I of the SAI entitled "Management and Advisory Arrangements-Additional Information About the Portfolio Managers-Other Accounts and Fund Ownership" is supplemented by including the following information pertaining to Mr. Spano in the table for High Yield Bond Portfolio. Information appearing in the table is as of October 16, 2007,

Registered       Other Pooled   Other            Ownership of
Investment       Investment     Accounts/Total   Fund
Companies/Total  Vehicles/Total Assets           Securities
Assets           Assets         (millions)
(Millions)       (Millions)
3/ $1,516,421    14/$1,066,793  14/$1,603,456    None
                 5/$442,799 *

*Italicized text indicates accounts with Performance-Based Fees.












PSFSUP4
Money Market Portfolio

Douglas Spratley is no longer a Portfolio Manager. All references and information pertaining to Mr. Spratley are hereby deleted.

Government Income Portfolio

Craig Dewling joins Robert Tipp, CFA and Richard Piccirillo as a Portfolio Manager for the Portfolio.

To reflect the addition of Mr. Dewling, the indicated sections of the Prospectus and SAI are supplemental as set forth below :

The section of the Prospectus entitled "How the Fund is Managed - Portfolio Managers" is supplemented by adding the following information pertaining to Mr.
Dewling:

      Craig Dewling is Managing Director and Head of Prudential Investment Management-Fixed Income's US Liquidity Team, investing in Treasuries, Agencies, Mortgages and Interest Rate Derivatives for all distribution channels. He is also a senior portfolio manager for Mortgages and Prudential's total return portfolios. He has specialized in mortgage-backed securities since 1991. Earlier, he was a taxable bond generalist for Prudential proprietary accounts, specializing in Treasuries and agencies. Mr. Dewling joined Prudential Financial in 1987 in the Securities Systems Group. He received a BS in Quantitative Business Analysis from The Pennsylvania State University and an MBA in Finance from Rutgers University.

The section of Part I of the SAI entitled "Management and Advisory Arrangements-Additional Information About the Portfolio Managers-Other Accounts and Fund Ownership" is supplemented by including the following information pertaining to Mr. Dewling in the table for Government Income Portfolio. Information appearing in the table is provided as of October 11, 2007:

Registered       Other Pooled     Other           Ownership of
Investment       Investment       Accounts/Total  Fund
Companies/Total  Vehicles/Total   Assets          Securities
Assets           Assets           (millions)
(Millions)       (Millions)
2/$1,314,060     9/$118,409       19/$1,182,865   None
                2/$(1,037,582)*
                ^

*Italicized text indicates accounts with Performance-Based Fees.
^Among the Other Pooled Investment Vehicles is a Long/Short Portfolio in short position at the time of filing. Because of this, it shows negative total assets.

PSFSUP4